UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 15, 2007

Maverick Oil and Gas, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-50428	98-0377027
(Commission File Number)	(IRS Employer Identification Number)

16415 Addison Road, Suite 850, Addison, Texas 75001-5332

(Address of Principal Executive Offices)

(214) 239-4333

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

We have issued, or agreed to issue, a total of up to 10,000,000 shares of our common stock (the "Shares") pursuant to the discharge of indebtedness and the settlement of litigation described in Item 8.01 of this Current Report on Form 8-K.

The Shares were issued, or are to be issued, to 11 accredited investors in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") and Rule 506 promulgated by the Commission thereunder, without the payment of underwriting discounts or commission to any person.

Item 8.01	Other Events

As of October 15, 2007, we have compromised and discharged a total of approximately $2,300,000 of unsecured indebtedness held by vendors who provided goods and services to our wholly owned subsidiary Maverick Woodruff County, LLC ("Maverick Woodruff Count") in connection with the development of the Fayetteville Shale project. The indebtedness was discharged for aggregate cash payments of approximately $460,000 and our agreement to issue up to 7,000,000 shares of our common stock to the vendors, on a pro rata basis.

This arrangement will result in the dismissal of the lawsuit filed by Union Drilling, Inc. against Maverick Woodruff County described in our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2007.

We also settled the lawsuit filed by M.A. Wallace and Elvia Vaudine Wallace against us and Maverick Woodruff County in the Circuit Court of Cross County, Arkansas. That lawsuit sought damages of approximately $1,200,000. Under the terms of the settlement, we paid $135,000 and agreed to issue 3,000,000 shares of our common stock.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits
Exhibit No.	Description
10.1	Form of Subscription Agreement dated as of October 7, 2007 (for the issuance of shares)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAVERICK OIL AND GAS, INC.

Date: October 15, 2007	By: /s/ Stephen M. Cohen Stephen M. Cohen, CEO

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